Exhibit 23.1




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the registration statement on Form S-8 of 24/7 Media, Inc. of our report dated March 8, 2000, relating to the consolidated balance sheets of 24/7 Media, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule, which report appears in the 1999 annual report on Form 10-K of 24/7 Media, Inc.


                                                  /s/ KPMG LLP
                                                  KPMG LLP

New York, New York
February 27, 2001




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